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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Footstar, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-20731, No. 333-30011 and No. 333-41390) on Form S-8 of Footstar, Inc. of our
report dated August 27, 2004, except as to Note 3 as it relates to fiscal 2002 which is as of September 27, 2005, with respect to the consolidated statement of operations, shareholders' equity and comprehensive income and cash flows of Footstar, Inc. and Subsidiary Companies for the year ended December 28, 2002 and the related financial statement schedule, which report appears in the January 1, 2005 Annual Report on Form 10-K.

Our report dated August 27, 2004, contains explanatory paragraphs that state that:

     - The consolidated statements of operations and cash flows for the fiscal year ended December 28, 2002 have been restated to give effect to the Company's discontinued operations.

     - On March 2, 2004, the Company filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. This filing for reorganization raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP
New York, New York
September 29, 2005